EXHIBIT 99.1

LYNCH INTERACTIVE
CORPORATION




                                                                   Press Release
                                                           For Immediate Release

                          LYNCH INTERACTIVE CORPORATION
                     REPORTS FIRST QUARTER OPERATING RESULTS


RYE, New York, May 14, 2003 - Lynch Interactive Corporation (AMEX:LIC) reported today that first quarter revenues were $21.3 million, 1.6% higher than the $21.0 million of revenues for the first quarter of 2002. Revenues increased as a result of higher unregulated revenues and inter-state access revenues offset by lower intra-state access revenues.

Operating profit for the first quarter of 2003 was $4.8 million compared to $5.2 million for the first quarter of 2002. Operating profit decreased as a result of higher operating expenses and depreciation.

First  quarter  EBITDA  (earnings  before  interest,   taxes,  depreciation  and
amortization) was $9.7 million, down slightly from $10.1 million in the first quarter of 2002.

See attachment A for an explanation of why EBITDA has provided useful information to our investors and see attachment B for a reconciliation of EBITDA to operating profit.

Telephone Operations

Interactive's multimedia operations consist of 53,600 access lines, 2,800 cable subscribers, 21,000 Internet subscribers, 5,300 CLEC customers, 6,600 alarm customers, 700 paging customers, 15,000 long distance resale customers, 1,700 DSL customers and PCS licenses covering areas with an aggregate population of approximately 380,900. Access lines and internet subscribers were essentially flat year over year for the quarter but the Company's other operations displayed solid growth. Interactive's alarm customers grew by 7.4%, CLEC customers were up by 31.5%, long distance resale customers grew by 7.4% and DSL customers were up by 128.5%.

In addition, Interactive owns approximately 4.3% of Hector Communications, Inc. (AMEX:HCT), a 30,000 access line provider of telecommunications and cable service, primarily in Minnesota.

Wireless Operations

Interactive has two minority-owned investments in cellular operations in New Mexico covering a net population of 35,000. On a combined basis, cellular subscribers grew by 17.8% from the end of March 2002.

                 401 Theodore Fremd Avenue, Rye, New York 10580
                      -Tel:914-921-8821-Fax: 914-921-6410

Interactive also owns eight 700 MHz licenses. The markets include Reno, NV; Santa Barbara, CA; Des Moines, IA; Quad Cities areas of Davenport and Bettendorf, IA and Rock Island and Moline, IL; Las Cruces, NM; and Elmira, NY. Total population covered by these licenses is approximately 1.7 million and each license represents 12 MHz of spectrum.

Broadcasting

Interactive also has investments in two network affiliated television stations, WOI-TV, an ABC affiliate, serving the Des Moines, Iowa, market (70th largest in the U.S.) and WHBF-TV, a CBS affiliate, serving the Quad-Cities markets (88th largest in the U.S.).

Stock Repurchase Program

Interactive will continue to make open market purchases of its common stock pursuant to its stock repurchase program. During the three months ended March 31, 2003, Interactive bought back 2,000 shares and since the inception of the program has acquired 37,400 shares at a total cost of $1,315,000. In addition, 3,100 shares were acquired since March 31, 2003.

Capital Expenditures

Interactive invested $4.2 million in capital expenditures during the first quarter of 2003. Current plans contemplate about $20 million in capital expenditures in 2003, of which approximately one third is for growth initiatives, which will be financed from external sources, and the remainder for maintaining our state-of-the-art network.

This release contains certain forward-looking  information within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, possible broadband acquisitions, spectrum investment and future spectrum auctions participation, and performance and financial targets for 2002. It should be recognized that such information is based upon certain assumptions, projections and forecasts, including without limitation business conditions and financial markets, regulatory actions and initiatives, and the cautionary statements set forth in documents filed by Interactive with the Securities and Exchange Commission. As a result, there can be no assurance that any possible transactions will be accomplished or be successful or that financial targets will be met, and such information is subject to uncertainties, risks and inaccuracies, which could be material.

Interactive is a holding company with subsidiaries in multimedia and actively seeks acquisitions, principally in existing business areas.

Interactive is listed on the American Stock Exchange under the symbol LIC. Interactive's World Wide Web address is: http://www.lynchinteractivecorp.com.

                                  * * * * * * *
Contact: Joseph C. Farina
         President and Chief Operating Officer
         914/921-8821


Release: 03-06

                                  Attachment A

Use of EBITDA

EBITDA is presented because it is a widely accepted financial indicator of transaction values and ability to incur and service debt. The Company utilizes EBITDA as one of its metric for valuing potential acquisitions. EBITDA is not a substitute for operating profit determined in accordance with generally accepted accounting principles ($4.8 million and $5.2 million for the three months ended March 31, 2003 and 2002, respectively).

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

Lynch Interactive Corporation                                       Attachment B
Statements of Operations  and Selected Balance Sheet Data
Unaudited
(In Thousands, Except Per Share Data)
OPERATING RESULTS

                                                                            Three Months Ended           Percent
                                                                                March 31,               Increase
                                                                             2003            2002       (Decrease)
                                                                            --------------------------------------
Revenues                                                                    $21,303         $20,974           1.6%
Cost and Expenses:
Operations, exclusive of depreciation and amortization                     (10,844)        (10,227)
Depreciation and amortization                                               (4,915)         (4,811)
Selling and administration                                                    (770)           (692)
                                                                            -------         -------
Operating profit, in accordance with generally accepted accounting            4,774           5,244          -9.0%
principles

Other Income(Expense)
Investment income                                                               558             997
Gain on sale of minority interest in cellular RSA                                             4,965
Interest expense                                                            (3,026)         (3,373)
Equity in earnings of affliated companies                                       260             204
                                                                            -------         -------
                                                                            (2,208)           2,793
                                                                            -------         -------
Income Before Income Taxes Minority
Interests and Other Items                                                     2,566           8,037
Provision For Income Taxes                                                  (1,076)         (3,132)
Minority Interests                                                             (77)           (632)
                                                                            -------         -------
Income Before Discontinued Operations                                         1,413           4,273
Operating Results of the Morgan Group Inc.                                                  (1,888)
                                                                            -------         -------
Net Income                                                                   $1,413          $2,385
                                                                            =======          ======
Weighted Average Shares (000'S) Used In Earnings
Per Share Computations                                                        2,791           2,818

Basic Earnings Per Share
Income Before Discontinued Operations                                         $0.51           $1.52
Net Income                                                                    $0.51           $0.85


Earnings Before Interest,Taxes, Depreciation, and
Amortization - see Attachment A
Operating Subsidiaries                                                      $10,457         $10,742          -2.7%
Corporate Office Expense                                                      (768)           (687)
                                                                            -------         -------
Total EBITDA                                                                  9,689          10,055
Depreciation and amortization                                               (4,915)         (4,811)
                                                                            -------         -------
Operating profit, in accordance with generally accepted accounting           $4,774          $5,244
principles                                                                  =======         =======
Capital Expenditures                                                         $4,229          $3,371


SELECTED BALANCE SHEET DATA
                                                                       March 31,       Dec. 31,       March 31,
                                                                         2003           2002            2002
                                                                       ---------       --------       ---------

Cash and Cash Equivalents                                                   $25,744         $23,356        $35,337
Convertible Note                                                                                            10,000
Other Long-Term Debt                                                        181,372         176,621        178,792
Miinority Interests                                                           7,228           7,151          6,752
Shareholders' Equity                                                         23,977          22,632         22,589

Shares Outstanding at Date                                                2,790,651       2,792,651      2,814,151